As filed with the Securities and Exchange Commission on February 28, 2024

Registration No. 333-274005

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AMPIO PHARMACEUTICALS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	26-0179592
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9800 Mount Pyramid Court, Suite 400
Englewood, Colorado	80112
(Address of Principal Executive Offices)	(Zip Code)

Ampio Pharmaceuticals, Inc.

2023 Stock and Incentive Plan

(Full title of the plan)

Michael A. Martino

Chief Executive Officer

Ampio Pharmaceuticals, Inc.

9800 Mount Pyramid Court, Suite 400

Englewood, Colorado 80112

(Name and address of agent for service)

(720) 437-6500

(Telephone number, including area code, of agent for service)

With copy to:

April Hamlin

Ballard Spahr LLP

2000 IDS Center

80 South 8th Street

Minneapolis, MN 55402

(612) 371-3211

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.:

Large accelerated filer ◻	Accelerated filer ◻	Non-accelerated filer ☑	Smaller reporting company ☑	Emerging growth company ◻

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ◻

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment filed by Ampio Pharmaceuticals, Inc. (the “Company”) relates to the Registration Statement on Form S-8 (File No. 333-274005), originally filed by the Company with the Securities and Exchange Commission on August 15, 2023, pertaining to the registration of 1,200,000 shares of the Company’s common stock, $0.0001 par value per share (“Common Stock”), under the Company’s 2023 Stock and Incentive Plan.

The Company has terminated all offerings of its Common Stock pursuant to the Registration Statement. In accordance with the undertakings made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that remain unsold or unissued at the termination of the offering, the Company is filing this Post-Effective Amendment to the Registration Statement to withdraw and remove from registration any and all shares of Common Stock that remain unsold or otherwise unissued under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Post-Effective Amendment to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on February 28, 2024.

AMPIO PHARMACEUTICALS, INC.

/s/ Michael A. Martino
Michael A. Martino
Chief Executive Officer